Exhibit 99.1

Date: April 27, 2026

Employment Offer Letter

Employee: Bart Bedard
Employer: Moving iMage Technologies, Inc.
Position: Chief Financial Officer

Moving iMage Technologies, Inc. is pleased to offer Bart Bedard the position of Chief Financial Officer (CFO), effective April 27, 2026. In this capacity, Bart will be reporting to Francois Godfrey, President & Chief Operating Officer (COO).

Duties and Responsibilities:

As Chief Financial Officer, you will serve as a key member of the executive leadership team and will be responsible for overseeing all financial operations of the Company, including accounting, financial reporting, SEC compliance, financial planning and analysis, internal controls, and treasury functions.

You will be responsible for ensuring accurate and timely preparation of the Company’s financial statements and SEC filings, maintaining compliance with U.S. GAAP and applicable regulatory requirements, and serving as the primary liaison with the Company’s external auditors and financial advisors.

A key focus of the role will be to organize, streamline, and automate the Company’s accounting and financial reporting processes, working closely with the Company’s Business Systems Administrator to ensure effective integration between purchasing, inventory, manufacturing, sales, and financial reporting systems.

You will also lead the Company’s budgeting, forecasting, and financial analysis processes, support executive management and the Board of Directors with financial planning and reporting, and oversee the development and management of the finance and accounting team.

This position will play an important role in supporting the continued growth and operational development of Moving iMage Technologies, Inc., and you will perform such other duties as may be reasonably assigned by executive management or the Board of Directors.

Compensation Package:

●	You will receive a base salary of $200,000 per year, paid on a bi-weekly basis in accordance with company payroll practices.
●	You will receive a signing bonus of $10,000, payable within 30 days of your start date, subject to pro-rata repayment if you voluntarily resign within 12 months.
●	You will be eligible for participation in the Company’s 401(k) plan, and the Company’s healthcare plan.
●	You will be granted 75,000 stock options at fair market value on the date of grant, with 25% vesting immediately and the remaining 75% vesting in equal annual installments over three years.
●	In the event of a change of control, all unvested stock options shall immediately and fully vest, regardless of continued employment status.
●	You will be entitled to four (4) weeks of paid vacation annually.

Transition Support:

●	The Company will in good faith engage Bill Greene in a structured transition capacity consisting of:
○	Active involvement through the Q3 close (March 31)
○	Part-time support through the Q1 10-Q filing (mid-May)
○	Light advisory support through the annual 10-K filing (approximately October 2026)

This offer is valid for 48Hrs. We look forward to maximizing your talents and the contributions they bring to Moving iMage Technologies.

Offer tendered by:	Accepted by:

/s/ Francois Godfrey	/s/ Bart Bedard

Date: April 27, 2026 Francois Godfrey President | COO Moving iMage Technologies	Date: April 27, 2026 Bart Bedard